EXHIBIT 99.1

Edgewater Announces Extension of Odd-Lot Tender Offer

WAKEFIELD, Mass., Dec. 9, 2011 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com) ("Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced that its Board of Directors (the "Board") has unanimously approved a continuation of the Company's odd-lot tender offer that commenced on November 16, 2011 and is scheduled to expire on December 15, 2011 (the "First Trading Period").

Information about the Odd-Lot Program, which is open to stockholders owning fewer than 100 shares of Edgewater common stock, was mailed directly to eligible stockholders and brokers on or about November 16, 2011.   The price to be paid to stockholders participating in the First Trading Period will be the average of the closing price of the Company's common stock during the First Trading Period. As of December 7, 2011, 77 stockholders, or approximately 7.3% of stockholders eligible to participate in the program, representing 2,363 shares of the Company's common stock, had elected to participate in the First Trading Period.

The Company's Board has approved a second 30-day trading period, which will run from December 16, 2011 to January 14, 2012 (the "Second Trading Period") and may be extended in 30-day increments by the Company. The price to be paid to stockholders participating in the Second Trading Period will be the average of the closing price of the Company's common stock during the Second Trading Period.

The Company's Board authorized the Company to purchase Odd-Lots from stockholders of record on November 14, 2011. Eligible participants, including stockholders in the United States and in foreign jurisdictions where permitted by local law, will be offered the opportunity to sell all of their Edgewater shares, without incurring transaction fees. Eligible stockholders who would like to participate in the Odd-Lot Program must tender all shares that they own. Partial tenders will not be accepted.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of the Company's common stock. Edgewater is not recommending that any Odd-Lot stockholder sell his or her shares, and Edgewater encourages each Odd-Lot stockholder to make his or her own decision as to whether to participate in this voluntary program.

Edgewater has arranged for Georgeson, Inc. to manage the Odd-Lot Program.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com